UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2012

Empire State Building Associates L.L.C.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-827

A New York Limited Liability Company	13-6084254
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Grand Central Place

60 East 42nd Street, New York, New York 10165

(Address of principal executive offices, including zip code)

(212) 687-8700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

        240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

        240.13e-4(c))

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Item 1.01

Entry into a Material Definitive Agreement

On October 11, 2012, Empire State Building Associates L.L.C. and Empire State Land Associates L.L.C. (collectively, the “Company”) and the Lenders referenced below entered into a Third Amendment to the Loan Agreement (the “Loan Agreement”) dated July 26, 2011 with HSBC Bank USA, National Association, as Agent (“HSBC”), the lenders named therein (the “Lenders”), and HSBC and Dekabank Deutsche Girozentrale, as lead arrangers.  Such Third Amendment increases the Lenders’ respective commitments from an aggregate of $300 million (as in effect after the First and Second Amendments to the Loan Agreement) to an aggregate of $500 million and provides that a condition for any advance in respect of such increased amount (in addition to any other conditions in the Loan Agreement) is the delivery of an updated appraisal to the effect that the Loan-To-Value Ratio (as defined in the Loan Agreement) does not then exceed 50%.  Upon execution of such Third Amendment, the Company paid the Lenders a facility fee of 0.75% of such increase ($1.5 million) and an arrangement fee 0.25% of such increase ($0.5 million).  The Loan Agreement, as amended, otherwise remains in effect.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Loan Agreement is incorporated by reference in this Item 2.03 in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empire State Building Associates L.L.C.

Date: October 11, 2012	By:	/s/ Mark Labell
		Name:	Mark Labell
		Title:	Senior Vice President – Finance
Malkin Holdings LLC, Supervisor*

*Registrant is a limited liability company supervised by Malkin Holdings LLC.

Accordingly, this Form 8-K is being signed by a senior executive of Registrant’s supervisor.

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